ASSET PURCHASE AGREEMENT

                      by and among

                  DATRON/TRANSCO, INC.,

               DATRON SYSTEMS INCORPORATED

                           and

                NURAD TECHNOLOGIES, INC.

             Dated:  As of November 3, 2000

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                       TABLE OF CONTENTS

ARTICLE I
                 Purchase and Sale of Assets                    1

               Purchase and Sale                                1
          1.2  Assets to be Transferred                         1
               (a)  Tangible Assets                             1
               (b)  Intangible Assets                           2
               (c)  Inventory                                   2
               (d)  Contracts                                   2
               (e)  Contract Bids                               2
               (f)   Government Licenses, Permits and
                        Authorizations                          2

          1.3  Consideration to be Paid by Buyer                2
               (a)  Purchase Price for the Assets               2
               (b)  Payment of Purchase Price                   3
               (c)  Refund of Deposit                           3
               (d)  Purchase Price Adjustment                   3

          1.4  Manner of Payments                               3
          1.5  Allocation of Purchase Price                     3
          1.6  Assumption of Liabilities                        3
          1.7  Excluded Assets                                  4
          1.8  Use of Name "Transco" and "Transco
                Communications Inc."                            4
          1.9  The Closing                                      4
          1.10 Bulk Sales Laws                                  4

ARTICLE II
           Disclosure and Technical Assistance                  4

          2.1  Provision of Information                         4
          2.2  Technical Assistance                             5
          2.3  Employees                                        5

ARTICLE III
           Representations and Warranties                       6

          3.1  Representations and Warranties of Seller         6
                  Corporate Standing and Authority;
Binding
                        Agreement                               6
               (b)  Absence of Conflicting Agreements or
                        Required Consents                       6
                        Product Line Information                6
               (d)  Inventories                                 6
               (e)  Non-Infringement of Patents,
                    Trademarks and Other Intellectual
                    Property                                    7
               (f)  Operations and Use of Properties            7
               (g)  Licenses, Permits and Authorizations        7
               (h)  Product Labeling, Product Liability
                     and Product Warranty                       7
               (i)  Validity and Existence of Agreements        8
               (j)  Litigation                                  8
               (k)  Suppliers and Tooling                       8
               (l)  Title to Assets                             9
               (m)  Product Design and Drawings; Absence
               of
                          Defects                               9
               (n)  Customer Relations                          9
               (o)  Delivery Schedules                          9
               (p)  Employment and Non-Competition
                     Agreements                                 9
               (q)  WARN Act                                    9
               (r)  Government Contracts                        9
               (s)  Tax Matters                                10
               (t)  Condition of Assets                        10
               (u)  Non Competition Agreements                 10
               (v)  Absence of Collective Bargaining
                     Agreements                                11
                    Full Disclosure                            11
               (x)  Definition of "To Seller's
                     Knowledge"                                11

          3.2  Representations and Warranties of Parent;
          Binding
                          Authority                            11

               (a)  Corporate Standing; Authority and
                     Due Authorization                         11
               (b)  Litigation                                 11
               (c)  Full Disclosure                            11

          3.3  Representations and Warranties of Buyer;
                  Binding Authority                            12

               (a)  Corporate Standing; Authority and
                     Due Authorization                         12
               (b)  Litigation                                 12
               (c)  Security Clearances                        12
               (d)  Financing                                  12
               (e)  Full Disclosure                            12

ARTICLE IV        Certain Covenants of Seller                  13

          4.1  Negative Covenants of Seller Prior to
          Closing                                              13
          4.2  Affirmative Covenants of Seller Prior to
          Closing                                              13
          4.3  Exclusivity                                     14
          4.4  Consents                                        14
          4.5  Unassigned Contracts                            14
          4.6  Delivery of Assets                              15
          4.7  WARN                                            15
          4.8  Solicitation of Seller's Employees by
               Buyer                                           15
          4.9  Delivery of Quotation Database                  15
          4.10 MFA Contract                                    15
          4.11 Tooling at Subcontractors                       15

ARTICLE V
           Closing                                             16

          5.1  Conditions to Seller's Obligation to
               Close                                           16
               (a)  Representations and Warranties             16
               (b)  No Litigation                              16
               (c)  Covenants                                  16

          5.2  Conditions to Buyer's Obligation to Close       16
               (a)  Representations, Warranties and
               Covenants                                       16
               (b)  No Litigation                              16
               (c)  Backlog                                    16
               (d)  Updated Exhibits                           16
               (e)  Covenants                                  16

          5.3  Conditions to Each Party's Obligations to
               Effect the Transactions Contemplated
               Hereby                                          17
               (a)  No Order, Decree or Injunction             17
               (b)  CFIUS Approval                             17
               (c)  Approval of Comerica Bank                  17

          5.4  Best Efforts to Satisfy Conditions              17
          5.5  Waiver of Conditions                            17
          5.6  Termination of Agreement                        17
          5.7  Procedure Upon Termination                      18

ARTICLE VI        Post Closing Covenants                       18

          6.1  Cooperation                                     18
          6.2  Record Retention                                19
          6.3  Further Assurances                              19
          6.4  Product Liability Insurance                     19
          6.5  Cooperation in Certain Claims                   19
          6.6  Expenses                                        19
          6.7  Quotes and Requests for Information             20
          6.8  Sales Commissions                               20

ARTICLE VII    Non-Competition Agreement                       20
          7.1  Non-Competition                                 21

ARTICLE VIII   Indemnification                                 22

          8.1  Survival of Representations, Warranties and
                     Covenants                                 22
          8.2  Indemnification by Seller and Parent            22
          8.3  Indemnification by Buyer                        22
          8.4  Claims                                          23
          8.5  Limitations on Indemnification                  24
               (a)  Dollar Limitations                         24
               (b)  Product Warranty Limitations               24
               (c)  Time Limitations                           24
               (d)  Calculation of Losses                      24
               (e)  Cap on Indemnification                     24

ARTICLE IX        Miscellaneous                                25

          9.1  Execution in Counterparts                       25
          9.2  Confidentiality                                 25
          9.3  Notices                                         25
          9.4  Severability                                    28
          9.5  Titles and Headings                             28
          9.6  Successors and Assigns; No Third Party
                      Beneficiaries                            28
          9.7  Incorporation of Exhibits                       28
          9.8  Entire Agreement; Waivers and Amendments        28
          9.9  Announcements                                   28
          9.10 Governing Law; Jurisdiction                     29
          9.11 References                                      29

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                    ASSET PURCHASE AGREEMENT

     THIS AGREEMENT made as of November 3, 2000 is by and among DATRON/TRANSCO, INC., a California corporation
("Seller"), DATRON SYSTEMS INCORPORATED, a Delaware corporation ("Parent") and NURAD TECHNOLOGIES, INC., a
Delaware corporation ("Buyer").

                            RECITALS

     A.        Seller is engaged in the business of
developing, manufacturing and marketing radomes, antennas and microwave components including all products presently or previously developed, manufactured or marketed under the "Transco Products" or "Transco
Communications Inc." name currently owned by the Seller and not otherwise excluded under this Agreement (the
"Product Line") , and owns certain rights associated with the Product Line, including, but not limited to, design, data rights, the right to make, use and sell proprietary know-how in the assembly, testing and manufacture of the Product Line and the good-will associated with the Product Line (the "Seller's
Rights").

     B.        Buyer desires to acquire and Seller
desires to sell to Buyer, the Seller's Rights, inventory and equipment described in this Agreement and used primarily in the Product Line on the terms and conditions set forth herein.

     NOW, THEREFORE, to effect such transaction and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                       TERMS OF AGREEMENT

                           ARTICLE I

                  Purchase and Sale of Assets

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, as hereinafter defined, Seller shall sell and Buyer shall purchase the Assets, as hereinafter defined and Buyer shall pay to Seller the consideration specified in
Section 1.3.

     1.2 Assets to be Transferred. The following is an identification of the assets to be transferred to Buyer at Closing (the "Assets"):

               (a)  Tangible Assets.  All specified
machinery, production equipment, test equipment and tooling of Seller (the "Tangible Assets") used in connection with the Product Line (all of which are described in Exhibit 1.2(a) hereto). Tangible Assets shall also include copies of Seller's books and records pertaining solely to the Assets, but not Seller's minute books and stockholder and stock transfer records, nor Seller's books and records pertaining to any other assets or operations of Seller.

               (b)  Intangible Assets.  All the
intangible assets of Seller used in connection with the Product Line, including without limitation goodwill, all patents, patent applications, copyrights, copyright applications, trademarks, trade names (including the "Transco" or "Transco Communications, Inc." names), service marks, trademark and service mark applications, trade dress, logos and other proprietary designs, computer programs and software for testing of product included in the Assets, engineering drawings, design data that currently exists, all available computer information and files related to the Product Line, know-how, trade secrets, and Seller's customer lists, in each instance used in connection with the Product Line and all of which are described in Exhibit 1.2(b) hereto, and the covenant of Seller and Parent contained in Section
7.1 (collectively, the "Intangible Assets").

               (c)  Inventory.  The inventory of Seller
specifically related to the Product Line as of the date of Closing, including, but not limited to, supplies, raw materials and work in progress, which will include all products known as product code 1 or 3 on Seller's computer inventory system (the "Inventory").

               (d)  Contracts.  All of the right, title
and interest of Seller in, to and under those contracts and purchase and sales commitments and orders to which Seller is a party or by which Seller or the properties of Seller is or may be bound which relate to the Product
Line, including, without limitation, contracts and orders providing for the purchase, receipt, sale or distribution of goods, products or services by Seller, all items prepaid by Seller, deposits made by Seller with respect to those contracts (but excluding all contracts of employment and contracts relating to employees) and all distribution agreements, all of which are identified in Exhibit 1.2(d) hereto (the
"Contracts").

               (e)  Contract Bids.   All pending
contract bids and quotations of Seller related to the Product Line made in the ordinary course of Seller's business, a complete list of which is included in
Exhibit 1.2(e) hereto.

               (f)       Government Licenses, Permits
and Authorizations. To the extent assignable, all governmental licenses, permits and authorizations, if any, related to the Product Line, a complete list of which is set forth in Exhibit 1.2 (f) hereto.

     1.3       Consideration to be Paid by Buyer.

               (a)  Purchase Price for the Assets.  As
consideration for the purchase of the Assets, Buyer shall pay to Seller $4,000,000 (the "Purchase Price").

               (b)  Payment of Purchase Price.  The
Purchase Price shall be paid in cash as follows: (i)
$200,000 upon the execution of this Agreement as an earnest money deposit (the "Deposit"); and (ii) the remainder at Closing.

                    Refund of Deposit.  The Deposit is
non-refundable except in the event that: (i) there is a material breach of this Agreement by Seller; or (ii)
Comerica Bank fails to give its consent and release its interest in the Assets; or (iii) the amount of backlog shall be less than required by Section 5.2(c) of this Agreement.

                    Purchase Price Adjustment.  In the
event that Seller makes shipments of product in excess of the amount set forth in Section 4.1(e) of this Agreement, the Purchase Price shall be reduced dollar for dollar.

     1.4       Manner of Payments.  All payments
required hereunder shall be made by wire transfer.

     1.5       Allocation of Purchase Price.  At the
time of Closing, the parties will agree to an allocation of the Purchase Price among the Assets for federal income tax purposes. Buyer and Seller agree that each will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither Buyer nor Seller shall take any position inconsistent with such allocation in any federal or state tax return, any proceeding before any taxing authority or otherwise.

     1.6       Assumption of Liabilities.  Except as
hereinafter provided, Buyer is not assuming any liabilities of Seller and Buyer shall not be obligated to pay for any obligations or liabilities of Seller unless such obligation or liability is listed in Exhibit
1.6 hereto or any other Exhibit referred to in this
Section 1.6. (the "Assumed Liabilities"):

               (a) Seller's obligations and liabilities for purchase orders and commitments for raw materials and components for the Product Line inventory all of which are set forth in Exhibit 1.6(a) hereto, other than obligations and liabilities which were performed prior to Closing.

               (b) Seller's obligations and liabilities to subcontractors for work performed and to be performed in connection with the Product Line, all of which are set forth in Exhibit 1.6(b) hereto, other than obligations and liabilities which were performed prior to Closing.

               (c)  Seller's obligations and liabilities
with respect to Seller's customer and sales orders for the Product Line, all of which are set forth in Exhibit
1.6(c) hereto.

               (d)  Seller's obligations and liabilities
which accrue after the Closing pursuant to any Contracts.

     1.7 Excluded Assets. Expressly excluded from the purchase and sale contemplated hereby and from the definition of the term "Assets" are Seller's contract with Naval Inventory Control Point, purchase order number N00383-99-C-F010, generically known as the multiple filter assembly program (the "MFA Contract"), Seller's cash and cash equivalents, accounts receivable
(whether or not any of the foregoing is related to the Product Line), Seller's inventory other than the Inventory and tangible and intangible assets of Seller used in connection with Seller's business, other than the Product Line, including, without limitation, Seller's facilities, and the contracts, tangible assets and intangible assets not identified on any of Exhibits
1.2(a), 1.2(b), 1.2(d), 1.2(e) or 1.2(f) hereto.

     1.8       Use of Name "Transco" and "Transco
Communications Inc.". Buyer acknowledges and agrees that (a) the "Transco" name is proprietary to Seller, and (b) Buyer is acquiring as part of the Assets, Seller's rights to use the names "Transco" and "Transco
Communications, Inc." in connection with the sale and marketing of the Product Line, subject only to the right that Seller has granted K&L Microwave, Inc. to use the name "Transco" exclusively in connection with switch products. Seller shall change its corporate name to one that does not include the word "Transco" or any word confusingly similar thereto and cease using the word
"Transco" in any manner not later than December 31, 2001.

     1.9 The Closing. The closing (the "Closing") hereunder shall take place at the offices of Seller on the later of 10 a.m., PST, on November 14, 2000 or on the business day on which all conditions have been satisfied or are capable of being satisfied (the
"Closing Date"). In the event that the Closing is delayed beyond November 14, 2000 as a result of Buyer's failure to obtain CFIUS clearance, the parties to this Agreement shall negotiate in good faith and agree to amend the terms set forth in Article IV of this Agreement to modify the restrictions placed upon Seller's operation of the business of the Product Line to take account of the extension of the Closing Date.

     1.10      Bulk Sales Laws.   Seller and Buyer
hereby waive compliance with the provisions of any applicable bulk sales law.

                           ARTICLE II

              Disclosure and Technical Assistance

     2.1       Provision of Information.  Subject to
Section 4.6 of this Agreement, Seller shall use its best efforts to deliver to Buyer all drawings, diagrams and documents in the possession of Seller included in the Intangible Assets, including without limitation, engineering drawings, existing Product Line production drawings, plans and procedural instructions, manufacturing instructions, test specifications and bills of material within 15 days of the Closing Date, but in no event shall such delivery be made later than 30 days after the Closing Date. Seller shall use its best effort to disclose to Buyer non-documentary know-how necessary for Buyer to manufacture the Product Line.
Between the Closing Date and the date of delivery by Seller of the items set forth in this Section 2.1, Seller shall cooperate fully with Buyer and provide
Buyer with all information requested by Buyer regarding these items.

     2.2       Technical Assistance. Subsequent to the
Closing Date, Buyer may request that Seller provide it with technical assistance and support in developing, manufacturing and marketing the Product Line ("Technical
Assistance"), and Seller shall provide such assistance in accordance with this Section 2.2. In Buyer's sole judgment and discretion, the Technical Assistance shall be provided at the facilities of Buyer in Baltimore, Maryland and/or at the facilities of Seller in Simi
Valley, California and shall be provided by the Technical Personnel (as hereinafter defined), subject to the provisions of Section 2.3.

     2.3 Employees. Buyer does not undertake and shall have no obligation to hire any of Seller's employees. Except as otherwise provided in this Section
2.3, any costs relating to the employment or separation from employment of any employee of Seller shall be the sole obligation of Seller. Seller agrees to make available its employees that have the requisite skill and experience to successfully transition the operation of the Product Line to Buyer (the "Technical Personnel") to set up the production equipment that is used to manufacture the Product Line and to engage in production and training activities in Baltimore, Maryland. After the Closing Buyer shall be entitled to 90 person days of Technical Assistance at Seller's sole cost and expense.
Throughout the 90 person days, Seller shall pay the salaries of the Technical Personnel.

     If Buyer requires Technical Assistance in addition to 90 person days but not exceeding 180 person days (the
"Additional Technical Assistance"), Buyer agrees to reimburse Seller for all reasonable coach class travel to and from Baltimore, Maryland by the Technical
Personnel in connection with the Additional Technical
Assistance, and for all reasonable subsistence costs of the Technical Personnel while in Baltimore, Maryland in connection with the Additional Technical Assistance, including rental cars for commuting purposes and reasonable lodging and meal costs incurred by the Technical Personnel (the "Travel and Subsistence Costs") but Seller shall pay the salaries of the Technical
Personnel without reimbursement by Buyer.

     In the event that Buyer requires more than 180 person days of Technical Assistance, Buyer shall pay
Seller at a rate of $1,390 per person per day for engineering and $953 per day for manufacturing. In addition, Buyer shall reimburse Seller for all Travel and Subsistence Costs.

     All expenses due from Buyer to Seller pursuant to this Section 2.3 shall be reimbursed by Buyer within seven (7) days of Seller's invoice therefor. Buyer shall not be entitled to set off, offset, reduce or otherwise withhold any payment due to the Seller hereunder on account of any other claim under this Agreement or otherwise.

     At all times that Technical Personnel are providing
Technical Assistance to Buyer, no employee shall be away from Seller's Simi Valley, California facility for more than 5 business days. Additionally, before returning to Buyer's facility in Baltimore, Maryland, a member of the Technical Personnel shall have worked at Seller's Simi Valley, California facility for at least 5 business days.

                          ARTICLE III

                 Representations and Warranties

     3.1       Representations and Warranties of Seller.
Seller represents and warrants to Buyer that:

                    Corporate Standing and Authority;
Binding Agreement.   Seller is a corporation duly
organized, validly existing and in good standing under the laws of the State of California. Seller has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Seller's Articles of Incorporation or By-laws and Seller has obtained all necessary authorization and approval from its Board of Directors for the execution of this Agreement and, at the Closing Date, the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Seller enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and the application of equitable principles or the availability of equitable remedies in any proceeding, whether at law or in equity.

               (b)  Absence of Conflicting Agreements or
Required Consents. Except (i) for any lien arising in connection with the failure to comply with applicable bulk sales law, (ii) for consents required under certain loan agreements between Seller and its lending institutions, and (iii) as described in Exhibit 3.1(b) hereto, the execution, delivery and performance of this Agreement by Seller does not and will not: (x) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or by which it is bound or affected, or (y) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which Seller is a party.

               (c)  Product Line Information.  Seller
has furnished or will furnish Buyer with the following information with respect to the Product Line, all of which is set forth in Exhibit 3.1(c): (i) detailed financial information with respect to the costs of production; (ii) a list of outstanding customer orders
(backlog) as and at the Closing; and (iii) a statement of warranty activity for the last two fiscal years on all elements of the Product Line.

               (d)  Inventories.  The Inventory:  (i)
complies in all material respects with all applicable federal laws and regulations and with all applicable laws and regulations of each of the states of the United
States into which any product would be shipped directly by Seller; and (ii) to Seller's Knowledge, does not consist of any damaged items. The Inventory has been or will be acquired in the ordinary course of business of Seller in accordance with its normal inventory practices. The Inventory includes all one time purchase items of component parts that are used in the manufacture of the Product Line.

               (e)  Non-Infringement of Patents,
Trademarks and Other Intellectual Property.  Exhibit
1.2(b) contains a complete list of all of the patents, patent applications, copyrights, copyright applications, trademarks, trade names and service marks, trademark and service mark applications, trade dress, logos, proprietary designs and names owned by Seller (including the "Transco" and "Transco Communications, Inc." names) which are used by Seller in connection with the Product
Line (the "Intellectual Property"). Except as set forth in Exhibit 1.2(b) hereto, Seller is the sole owner of the Intellectual Property, free and clear of any lien, encumbrance or rights of others. The Intellectual
Property does not infringe on or violate the rights of any person or entity. Seller is not aware of any claim of infringement or violation of the rights of others with respect to the Intellectual Property nor of any infringement by others of Seller's rights in the Intellectual Property. Except as disclosed on Exhibit
1.2(b) hereto, Seller has not licensed or permitted any other person or entity to use or exploit any Intellectual Property currently or at any time in the future. Except as set forth in Exhibit 1.2(b), Seller has never been involved in any controversy with another person or entity involving the use or exploitation of any Intellectual Property. Exhibit 1.2(b) hereto contains a listing of all registrations in any governmental office or registry with respect to any Intellectual Property.

     To Seller's Knowledge there is no patent, patent application, copyright, copyright application, trademark, trademark application or other intellectual property right which might be the basis for an infringement claim in regard to the Product Line.

               (f)  Operations and Use of Properties.
Seller's operations with respect to the Product Line are in conformity with all applicable laws or orders or other governmental or administrative laws, ordinances, regulations or orders, except for such failures to conform that would not have a material adverse effect on the operations of the business of the Product Line. The
Assets (except for unassigned Contracts, Licenses and the "Transco" and "Transco Communications, Inc." names) to be transferred to Buyer hereunder are sufficient for the conduct of the business of the Product Line as it currently is conducted, except for the items set forth on Exhibit 3.1(f) which will not be transferred to Buyer.

               (g)  Licenses, Permits and
Authorizations. Seller, in its name, has all licenses, permits, approvals and other governmental authorizations necessary to carry on the business of the Product Line as it is now being conducted in the United States, and to Seller's Knowledge, all other countries in which Seller markets the Product Line, all of which are listed in Exhibit 3.1(g) hereto (collectively, the "Licenses"), except for those Licenses which, if not obtained, would not have a material adverse effect on the operation of the business of the Product Line. Seller has not breached any provision of, is not in default under the terms of, is not engaged in any activity that would cause revocation or suspension of, any License, and no action or proceeding looking to or contemplating the revocation or suspension of any License is pending or threatened.

               (h)  Product Labeling, Product Liability
and Product Warranty. Seller is in compliance in all material respects with all federal and state laws and regulations relating to product labeling, product safety and public health and safety with respect to the Product
Line. Except as described in Exhibit 3.1(h) hereto, Seller has not received any notice of any claim that any product now or heretofore offered for sale or sold by it or distributed by it in connection with the Product Line is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed. Exhibit 3.1(h) hereto describes the warranties given by Seller with respect to the Product Line and sets forth a description of all Product Liability Claims, as hereinafter defined, asserted against Seller with respect to the Product Line during the last 5 years. Except as set forth in Exhibit
3.1(h), in regards to the Product Line, there are no outstanding returns of product from customers of Seller or issues relating to products delivered by Seller that could give rise to product returns. In regards to the Product Line, all products sold by Seller have been released in conformance with Seller's own certification of conformity. During the past 5 years, none of the products or product parts in the Product Line have been subject to any recall or similar action whether by governmental order or voluntary action.

               (i)  Validity and Existence of
Agreements. Except as set forth in Exhibit 3.1(i) hereto, there are no material agreements, contracts, arrangements, understandings or other agreements whether written or oral with respect to the Product Line other than the Contracts. Seller has delivered or made available to Buyer a true and complete copy of each written Contract. Seller has delivered or made available to Buyer a fair and accurate summary of each oral Contract listed in Exhibit 1.2(d) hereto. Each of the Contracts is a valid and binding obligation of Seller and, to Seller's Knowledge, the other parties thereto in accordance with its respective terms, and except as set forth in Exhibit 3.1(i), Seller has performed and complied in all material respects with all the provisions of such Contracts required to be performed or completed prior to the date of this Agreement, and to Seller's Knowledge no party is in default or would be in default with the lapse of time or notice under the terms of, any of the Contracts. Except as set forth in Exhibit 1.2(d) hereto, the execution of this Agreement and the consummation of any of the transactions contemplated hereby will not violate any provision of any of the Contracts and will not result in or create a right of termination, cancellation or adverse modification of any of the Contracts. With respect to the Product Line, Seller has not delivered any products under any contracts which provide for retrospective customer price negotiation. Seller has received no payments with respect to the Contracts in advance of the work performed.

               (j)  Litigation.  Except as disclosed in
Exhibit 3.1(j) hereto, there are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to Seller's Knowledge, threatened against Seller or to which Seller is a party relative to the Product Line or the transactions contemplated by this Agreement or
(ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency relating to the Assets or the Product Line.

               (k)  Suppliers and Tooling.  Except as
set forth in Exhibit 3.1(k) hereto, there are no sole source suppliers for any of Seller's purchased parts or sub-assemblies in respect of current sales or projected sales by Seller in connection with the Product Line.
Exhibit 3.1(k) hereto also sets forth with respect to the Product Line, a list of all tooling and castings owned by Seller which are used in the manufacture of the Product Line, as well as where the tooling is located and whether there is any restriction on Seller taking possession of or relocating same.

               (l)  Title to Assets.  Except as
described in Exhibit 3.1(l) hereto, Seller has good and marketable title to all of the Assets and shall at the Closing deliver to Buyer good and marketable legal title to the Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, claims or similar adverse interests of any kind or character.

               (m)  Product Design and Drawings; Absence
of Defects. Seller has sufficient documentation and other know-how to support the manufacture of the Product
Line. Except as disclosed in Exhibit 3.1(m) hereto, Seller is not aware of any design defect which would (i) adversely affect the performance or safety of any product in the Product Line which Seller has delivered to a customer during the last 3 years or (ii) cause the costs of manufacturing of any product in the Product
Line to exceed the levels detailed in Exhibit 3.1(c) hereto. Except as detailed in Exhibit 3.1(m) hereto, to Seller's Knowledge, there are no component part obsolescence issues relating to the design of the products included in the Product Line that have been sold by Seller during the last four years.

               (n)  Customer Relations.  With respect to
the Product Line, since December 31, 1998 no customer of Seller accounting for more than 5% of Seller's Product
Line sales during any fiscal year since 1998 has terminated or communicated to Seller the intention or threat to terminate its relationship with Seller, or the intention to substantially reduce the quantity of products or services it purchases from Seller, or its dissatisfaction with the products or services sold by Seller. Except for any warranty claims which are described in Exhibit 3.1(n) hereto, no amounts of money are or will become repayable to any of Seller's customers under any of the Contracts relating to performance of those Contracts prior to the Closing.

               (o)  Delivery Schedules.  Except as set
forth in Exhibit 3.1(o), Seller and its customers are in agreement with respect to all delivery schedules under Seller's Contracts with its customers, and there are no material delivery delays or other non-compliance by Seller with the terms of those Contracts that could give rise to penalties or cancellation of any of such Contracts.

               (p)  Employment and Non-Competition
Agreements.  Buyer shall not be required to compensate
Seller or any employee of Seller for any non-competition or employment agreements entered into between Seller and its employees.

               (q)  WARN Act.  The transactions
contemplated by this Agreement will not constitute a "plant closing" or a "mass layoff" within the meaning of those terms under the Worker Adjustment Retraining and Notification Act ("WARN"), 29 U.S.C. 2101 et. seq;
Additionally, Seller is not subject to any state legislation similar to WARN, nor will any such similar state legislation be violated as a result of the transactions contemplated by this Agreement.

               (r)  Government Contracts.  In connection
with the Product Line:
                    (i)  Seller and its employees hold
such security clearances (if any) as are required to perform government contracts of the type performed prior to the date of this Agreement by the Seller.

                    (ii)      Seller has not breached or
violated any law, certification, representation, clause or provision included in any government contract, except where such breach or violation would not have a material adverse effect on the operation of the business of the Product Line, and neither the United States Government nor any prime contractor has notified the Seller in writing that the Seller has breached or violated any law, certification, representation, clause or provision included in any government contract which would have a material adverse effect on the operation of the business of the Product Line. Neither the Seller nor, to the Seller's Knowledge, any employee has made any improper payment or inducement to any official of the United
States Government.

                    (iii)     The pricing cost
accounting, estimating and procurement systems relating to the government contracts have been properly disclosed to the United States government, and are in full compliance with all laws, regulations, and procedures, including but not limited to the Federal Acquisition
Regulation and the Defense Acquisition Regulation, except where non compliance would not have a material adverse effect on the operation of the business of the Product Line. Seller has provided Buyer with all correspondence between Seller and the United States government pricing authorities since September 1, 1998.

                    (iv) Neither the Seller nor, to the
Seller's Knowledge, any employee of the Seller is (or has been at any time since January 1, 1994) suspended or debarred from doing business with the United States
Government or has been declared nonresponsible or ineligible for United States Government contracting.

                    (v)  No money currently due to the
Seller under any government contract related to the Product Line has been withheld or set off or has been subject to attempts to withhold or set off.

               (s)  Tax Matters.   There is no due and
unpaid tax obligation of Seller which constitutes, or may in the future constitute, a lien on the Assets, and, if any such lien exists or arises, it will be promptly discharged by Seller.

               (t)  Condition of Assets.    The Assets
are in good repair and working condition, normal wear and tear excepted, are suited for the uses intended, and are in conformity with all applicable laws, ordinances, rules and regulations.

               (u)  Non Competition Agreements.  Seller
is not a party to any non-compete agreements with respect to the Product Line.

               (v)  Absence of Collective Bargaining
Agreements.  No employee at Seller's Simi Valley,
California facility or at any other facility of Seller at which the Product Line is manufactured, is a party to a collective bargaining agreement.

               (w)  Full Disclosure.  To Seller's
Knowledge, no representation or warranty of Seller in this Agreement or the Exhibits hereto, nor any written statement or certificate executed by Seller and furnished or to be furnished to Buyer pursuant to this Agreement contains as of the date of this Agreement any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

               (x)  Definition of "To Seller's
Knowledge". "To Seller's Knowledge" or other references herein to Seller's knowledge or awareness, shall mean the actual knowledge of Steven Albright, Dr. Tai-Tseng
Chu, Frank Cipolla, John DiGioia, Mark Harper, David
Derby, Lura Hayes and Linda McPherson.

     3.2       Representations and Warranties of Parent;
Binding Authority. Parent represents and warrants to Seller that:

               (a)  Corporate Standing; Authority and
Due Authorization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its current business operations and consummate the transactions contemplated by this Agreement. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Parent's Certificate of Incorporation or By-Laws or any law, regulation or ordinance or any provision of any contract, instrument, order, award, judgment or decree to which Parent is a party or by which Parent is bound.
This Agreement is a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights. Parent has obtained all necessary authorization and approval of its Board of Directors for the execution of this Agreement and the consummation of the transactions contemplated hereby. Except for the consent of Comerica Bank, no consent, authorization, order or approval of any person, governmental authority or any court is required in connection with the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby.

               (b)  Litigation.  There is no litigation
pending or, to the knowledge of Parent, threatened against Parent which seeks to prevent, or if successful would prevent, Parent from consummating the transactions contemplated by this Agreement.

               (c)  Full Disclosure.  No representation
or warranty of Parent in this Agreement or the Exhibits hereto, nor any written statement or certificate executed by Parent and furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains as of the date of this Agreement any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     3.3       Representations and Warranties of Buyer;
Binding Authority. Buyer represents and warrants to Seller that:

               (a)  Corporate Standing; Authority and
Due Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its current business operations and consummate the transactions contemplated by this Agreement. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Buyer's Certificate of Incorporation or By-Laws or any law, regulation or ordinance or any provision of any contract, instrument, order, award, judgment or decree to which Buyer is a party or by which Buyer is bound.
This Agreement is a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights. Buyer has obtained all necessary authorization and approval by the Board of Directors of Cobham plc for the execution of this Agreement and the consummation of the transactions contemplated hereby. No consent, authorization, order or approval of any person, governmental authority or any court is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

               (b)  Litigation.  There is no litigation
pending or, to the knowledge of Buyer, threatened against Buyer which seeks to prevent, or if successful would prevent, Buyer from consummating the purchase contemplated by this Agreement.

                    Security Clearances.  Buyer and its
employees have US Government security clearances at the "Secret" level.

                    Financing.   Buyer has access to the
cash and at Closing will have the cash available to pay the Purchase Price.

               (e)  Full Disclosure.  No representation
or warranty of Buyer in this Agreement or the Exhibits hereto, nor any written statement or certificate executed by Buyer and furnished or to be furnished to Seller or Parent pursuant to this Agreement or in connection with the transactions contemplated hereby, contains as of the date of this Agreement any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                           ARTICLE IV

                  Certain Covenants of Seller

     4.1       Negative Covenants of Seller Prior to
Closing. Between the date hereof and the date of the Closing, Seller will not do any of the following with respect to the Product Line without Buyer's prior written consent:

                    Enter into any contract or
commitment, provided that the Seller may accept purchase orders with respect to proposals that are outstanding on the date of this Agreement;

                    Make any quotes with respect to
additional sales of product, provided that Seller may issue quotations under which the price and other terms and conditions are no lower than those quoted by Seller prior to the date of this Agreement, so long as: (i)
Seller is notified of and has the opportunity to comment upon such quotes prior to their issuance (Buyer agrees that an authorized contract representative of Buyer will be available at Seller's facility in Simi Valley, California during the period between the date of this Agreement and Closing); and (ii) the quote is by its terms assignable to Buyer upon Closing;

                    Create, assume or incur any
encumbrance on any of the Assets;

                    Sell, assign, lease, exchange or
otherwise transfer or dispose of any of the Assets;

               (e)  Make shipments of product from the
period beginning October 1, 2000 through Closing with an aggregate invoice price in excess of $540,000;

               (f)  Merge or consolidate with or into
any other entity or enter into any agreements relating thereto;

               (g)  Take any action or agree, in writing
or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Section 3.1 hereof materially untrue or incorrect; and

               (h)  Agree or make any commitment to take
any actions prohibited by this Section 4.1.

     4.2       Affirmative Covenants of Seller Prior to
Closing. Between the date hereof and the Closing Date, Seller will:

               (a)  Make available to Buyer and its
counsel, accountants and other representatives for examination all corporate and financial books and records of Seller relating to the Product Line, Seller's customers and all other matters reasonably considered by Buyer to be relevant to the business and affairs of Seller with respect to the Product Line (such examinations to take place during normal business hours in a manner so as not to interfere with Seller's normal business operations);

               (b)  Maintain Seller's books of account,
records and files relating to the Product Line substantially in the same manner as they are maintained as of the date of this Agreement;

               (c)  Maintain the Assets in customary
repair, order and condition, normal wear and tear and packing and shipping in connection with the transaction contemplated herein excepted;

               (d)  Maintain and enforce existing
policies of insurance relating to the Product Line or substitute policies providing reasonably comparable insurance coverage in amounts not less than those in effect on the date of this Agreement;

               (e)  Pay obligations, in a timely manner,
under all contracts, agreements, leases, commitments, understandings, franchises, licenses or similar arrangements with respect to the Product Line as and when they become due;

               (f)  Retain and deliver to Buyer copies
of all requests for quotes which Seller receives after this Agreement is executed as set forth in Section 4.1;

               (g)  Take all required corporate action
to effectuate the transactions contemplated by this Agreement; and

               (h)  Accept all deliveries of materials
used to manufacture the Product Line in the ordinary course of business in accordance with existing delivery schedules.

     4.3       Exclusivity.  Unless and until this
Agreement is terminated pursuant to Section 5.6, Seller agrees to deal exclusively with Buyer with respect to the subject matter of this Agreement and to refrain from any discussions with any other persons expressing an interest in acquiring the Assets.

     4.4       Consents.   The parties hereto will use
their best efforts to obtain consents (including any required consents to the assignment of contracts listed in Exhibit 3.1(b) hereto) of all persons and governmental authorities necessary to the consummation of the sale of the Assets and the other transactions contemplated by this Agreement.

     4.5       Unassigned Contracts.  If, with respect
to any Contract, a required consent or novation is not obtained (such Contract is hereinafter referred to as an "Unassigned Contract"), Seller shall keep in effect such contract and shall subcontract with Buyer to perform
Seller's obligations under such Unassigned Contract.
Seller shall pay Buyer 100% of the consideration due
Seller under such Unassigned Contract. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms non-assignable without the consent of the other party. Any and all amounts paid to Seller relating to Buyer's performance under any Unassigned Contract shall be promptly remitted to Buyer. In the event an Unassigned
Contract cannot be subcontracted to Buyer after Seller has used its best efforts to obtain a novation or consent to the subcontracting of such contract, Buyer shall provide Seller, at no cost, with all items included in the Assets that are required for Seller to continue performance under such Unassigned Contract and shall reimburse Seller for all expenses and costs incurred in complying with such Unassigned Contract, not to exceed the contract price of such Unassigned
Contract. Seller shall, immediately upon Buyer's request, return such items.

     4.6 Delivery of Assets. The Assets shall be delivered to Buyer's facility in Baltimore, Maryland in substantially the same condition as existed on the Closing Date. Seller shall assemble, pack and prepare the Assets for shipment, in a careful and professional manner in accordance with procedures agreed to with Buyer, and Seller shall bear all costs incurred in this process. Buyer shall pay all costs incurred in shipping the Assets from Seller's facilities in Simi Valley, California to Buyer's facilities in Baltimore, Maryland.
Buyer's representatives shall be entitled to oversee the packaging and loading of the Assets. The risk of loss with respect to the Assets shall pass to Buyer upon Seller's delivery of the Assets to the shipping company at Seller's facility.

     4.7       WARN.  Notwithstanding Section 3.1(q)
hereof, Seller shall be responsible for all obligations, if any, under WARN, applicable regulations thereunder, and any state legislation similar to WARN with respect to any employment terminations prior to or on the Closing Date and shall indemnify the Buyer, in accordance with the provisions of Article VIII herein, in the event that the Buyer is held liable for any failure by the Seller to comply with its obligations under WARN, any such similar state legislation, or this
Section 4.7.

     4.8       Solicitation of Seller's Employees by
Buyer. Neither Seller nor Buyer shall solicit employees of the other for offers of employment.

     4.9       Delivery of Quotation Database.  Seller
shall provide Buyer with an electronic copy of its quotation database in a format which Buyer is able to access on Buyer's computers. Buyer shall keep information not relating to the Product Line confidential.

     4.10      MFA Contract.  Exhibits 1.2(a), 1.2(b)
and 3.1(k) will indicate which items set forth thereon are used in connection with the MFA Contract (the "MFA
Items"). The MFA Items will become property of the Buyer at the Closing Date but, notwithstanding any other provision of this Agreement, shall remain at Seller's
Facility in Simi Valley, California until Seller completes performance of the MFA Contract. During the period that Seller is in possession of the MFA Items, it will maintain the MFA Items in accordance with Seller's normal practices prior to the Closing Date. Within 10 days after the completion of the MFA Contract, the MFA
Items will be packaged and shipped to Buyer's facility in Baltimore, Maryland as provided in Section 4.6 of this Agreement.

     4.11      Tooling at Subcontractors.  At the
request of Buyer, Seller will use its reasonable effort to have any person in possession of toolings, castings or jigs that are a part of the Assets deliver such toolings, castings or jigs to Buyer or a designee of Buyer.

                           ARTICLE V

                            Closing

     5.1       Conditions to Seller's Obligation to
Close. The obligations of Seller to Close shall be subject to satisfaction of the following conditions:

               (a)  Representations and Warranties.  The
representations and warranties of Buyer set forth in
Section 3.3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though those representations and warranties have been made at and as of that time, and Seller shall have received at the Closing a certificate signed by a duly authorized officer of Buyer to that effect.

               (b)  No Litigation.  There shall not have
been instituted or threatened on or before the Closing any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

               (c)  Covenants.  Buyer shall have
performed all covenants required to be performed by Buyer under this Agreement.

     5.2       Conditions to Buyer's Obligation to
Close. The obligations of Buyer to Close shall be subject to satisfaction of the following conditions:

               (a)  Representations, Warranties and
Covenants. The representations and warranties of Seller and Parent set forth in Sections 3.1 and 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though those representations and warranties had been made at and as of that time and Buyer shall have received at the Closing certificates to that effect signed by a duly authorized officer of Seller and Parent.

               (b)  No Litigation.  There shall not have
been instituted or threatened any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

               (c)  Backlog.  Seller shall provide Buyer
with a customer order backlog current as of the Closing
Date, which shall show an amount of backlog of not less than $2,300,000.

                    Updated Exhibits.  Seller shall
provide Buyer with versions of Exhibits 1.2(d), 1.2(e), 1.6(a), 1.6(b) and 1.6(c) updated to show information as of the Closing Date.

                    Covenants.  Seller shall have
performed all covenants required to be performed by Seller under this Agreement.

     5.3       Conditions to Each Party's Obligations to
Effect the Transactions Contemplated Hereby.   The
respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

               (a)  No Order, Decree or Injunction.
Neither Seller nor Buyer shall be subject to any order, decree or injunction of a court of competent jurisdiction or governmental agency and no statute, rule or regulation shall be enacted or issued which (i) prevents any of the transactions contemplated by this Agreement or (ii) would impose any limitation on the ability of Buyer to effectively exercise full rights of ownership of the Assets.

               (b)  CFIUS Approval.  Buyer shall have
obtained, at its own expense, a written notice from the Committee on Foreign Investment in the United States pursuant to their authority under the Exon-Florio
Amendment to the Defense Production Act that there are no issues of national security arising from the proposed purchase and sale of the Assets under this Agreement sufficient to warrant investigation under Section 721 of the Defense Production Act.

               (c)  Approval of Comerica Bank.  Comerica
Bank (the "Bank") shall have approved the consummation of the transactions contemplated by this Agreement and shall release the Assets from any security interest the Bank has in the Assets.

     5.4 Best Efforts to Satisfy Conditions. Each party shall use its best efforts to secure promptly the satisfaction of the conditions to Closing.

     5.5       Waiver of Conditions.  Seller and Buyer
may, at their respective options, waive any conditions to their respective obligations to Closing.

     5.6 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

               (a)  by written agreement of all of the
parties hereto;

               (b)  by Buyer, if there has been a
material violation or breach by Seller of any of its respective covenants, agreements, representations or warranties contained in this Agreement which has not been waived by Buyer in writing or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Buyer impossible and such condition has not been waived by Buyer in writing;

               (c)  by Seller, if there has been a
material violation or breach by Buyer of any of its covenants, agreements, representations or warranties contained in this Agreement which has not been waived by Seller in writing or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Seller impossible and such condition has not been waived by Seller in writing;
and

               (d)  by any party hereto if the Closing
shall not have occurred on or before February 13, 2001.

     5.7 Procedure Upon Termination. In the event of termination by Buyer or by Seller pursuant to Section
5.6 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated as provided herein:

               (a)  Each party, if requested, will
redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (b)  All confidential information
received by any party hereto with respect to the business of any other party shall not be used or disclosed to another person to the detriment of any other party consistent with the provisions of Section
9.2 hereof; and
               (c)  No party hereto and none of their
respective directors, officers, stockholders, partners, affiliates or controlling persons shall have any liability or further obligation to any other party to this Agreement.

                           ARTICLE VI

                     Post Closing Covenants

     The parties covenant to take the following actions after the Closing Date:

     6.1       Cooperation.  For a period of three (3)
years from and after the Closing Date, each party agrees to furnish or cause to be furnished to the other party, its counsel and accountants, upon reasonable request during normal business hours, after not less than three
(3) business days prior written notice, such information and assistance relating to such party or its business
(including, without limitation, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to: (a) facilitate the preparation for or the prosecution, defense or disposition of any suit, action, litigation or administrative, arbitration or other proceeding or investigation relating to this Agreement or the Product
Line (other than one by or on behalf of one party to this Agreement against the other party hereto);
(b) prepare and file any tax return or election relating to such party and any audit by any taxing authority of any returns relating to such party; (c) prepare and file any other documents required by governmental or regulatory bodies; and (d) formulate and manage product recall related initiatives by Buyer or Seller relating to the Product Line. The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and assistance.

     6.2       Record Retention.  Buyer shall preserve
and keep the books and records of Seller that Buyer obtains pursuant to the transactions contemplated hereby, and Seller shall preserve and keep any such books and records they may retain with respect to Assets, for a period of five (5) years after the Closing, or for any longer period: (a) as may be required by any federal, state or other governmental body or agency or any contract or agreement; (b) as may be reasonably necessary in respect of the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation that is then pending; (c) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to taxes; or
(d) so that Buyer or Seller may formulate and manage product recall related initiatives. Such records shall be made available to Seller or Buyer, as the case may be, in accordance with Section 6.1.

     6.3       Further Assurances.  Each party shall
cooperate with the other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including, without limitation, instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be requested by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement. Seller will transfer to Buyer any License which is by its terms transferable without consent or consideration, and shall use its reasonable efforts, at Buyer's request and expense, to assist Buyer in procuring Licenses in Buyer's name.

     6.4       Product Liability Insurance.  Seller
agrees to purchase and provide evidence to Buyer at Closing that it has purchased and fully paid for product liability insurance through the Closing Date with respect to products manufactured in connection with the Product Line and sold by Seller, with such policy terms and conditions comparable to those of Seller's current products liability policy.

     6.5 Cooperation in Certain Claims. If Buyer reasonably believes Buyer has suffered damage arising from the labeling with respect to the Product Line and if Seller is able to assert a claim with respect thereto against any person which claim cannot legally be asserted by Buyer, Seller agrees to cooperate with Buyer, at Buyer's expense, to pursue such claim to completion if such does not interfere with Seller's business or customer relations. Any recovery in such action will be the property of Buyer.

     6.6       Expenses.  Buyer and Seller shall each
bear the respective fees, commissions and other expenses incurred by them in connection with the negotiation and preparation of this Agreement and in preparing to consummate the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel. Seller shall be responsible for the payment of all taxes (except any sales or use taxes or similar taxes), in connection with the transfer of the Assets from Seller to Buyer pursuant to this Agreement. Buyer shall be responsible for payment of all costs incurred in connection with CFIUS approval.

     6.7       Quotes and Requests for Information.
Seller shall refer to Buyer, within 4 business days of receipt, all requests for quotes and all other inquiries that Seller receives with respect to the Product Line after the Closing Date. This covenant shall terminate 4 years after the Closing Date.

     6.8 Sales Commissions. The sales commissions set forth in column 4 in the table below shall become payable by Buyer to Seller 30 days after Seller's receipt, on or before March 31, 2001, of binding, irrevocable customer orders from the potential customers listed in column 1 in the table below which orders satisfy all minimum amount criteria set forth in column
3 in the table below for the programs listed in column 2 in the table set forth below:


Column 1        Column 2         Column 3       Column 4
Potential       Product/Program  Minimum        Commission
Customer                         Amount

Boeing          F-18 Filter (5   2000 -         $120,000
F3992           year)            $99,000
                                 2001 -
                                 $99,000
                                 2002 -
                                 $111,000
                                 2003 -
                                 $115,000
                                 2004 -
                                 $120,000

Warner Robbins  Radomes,         $600,000       $120,000
H1071           Antennas,
                Forward Up and
                Down Plus
                Repair

Northrop        Aft Antenna      $300,000       $60,000
H3539           Cluster for ALQ
                135

Northrop        Fwd Antenna      $250,000       $60,000
H3539           Cluster for ALQ
                135

                          ARTICLE VII

Non-Competition Agreement

     7.1       Non-Competition.

               (a)  The parties recognize that the value
of the Product Line is dependent upon the particular method in which Seller has conducted the business and the contacts of Seller with its customers and that Buyer is entering into this transaction with a view toward that value. Accordingly, Seller and Parent agree that, for a period of four years following the Closing Date, they shall not:

                    (1)  Have any interest (financial or
otherwise) in, or accept employment from, or serve in any capacity (such as owner, investor, principal, agent, consultant, partner or otherwise) with, any person or entity (other than Buyer) which is engaged in the business of: (A) developing or selling the Product Line;
(B) developing or selling products that compete with the products in the Product Line; or (C) repairing or overhauling products contained in the Product Line, or Sell the Product Line to, or solicit purchases of the Product Line by, customers who were customers of Seller at the time of the Closing or during the four-year period prior thereto.

                    Seller acknowledges that in
connection with the Product Line, the identity of the customers of Seller, the engineering drawings and know-how of Seller and the pricing policies, sales and marketing strategies, employee training practices and other operating practices of Seller relating solely to the Product Line are confidential and valuable proprietary information of Seller ("Proprietary
Information"). In furtherance thereof, Seller will not disclose the Proprietary Information to any person or entity, except as provided by law, unless permitted in writing to do so by Buyer, except that Seller may make disclosure of such information as required to defend itself in or prosecute on behalf of itself litigation or arbitration proceedings, but only if Seller has given
Buyer notice of its intention to make disclosure of such information as soon as practicable prior to such disclosure. Seller will transfer to Buyer at the Closing and will not retain, any of its copies, documents, manuals, summaries, memos, notes, computer programs, disks, and database information in any form containing any of the above described Proprietary
Information; provided, however, Seller may retain one copy of the foregoing for archival purposes, to perform warranty work on the Product Line and as may be needed in the event of any product recall affecting the Product
Line.

                    Seller recognizes that its failure
to comply with the provisions of this Section 7.1 shall cause irreparable harm to Buyer and that money damages alone would be insufficient to compensate Buyer. Seller therefore agrees that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against Seller in the event of actual or threatened breach of any of the provisions of this
Section 7.1. Any such relief shall not preclude Buyer from seeking any other relief at law or equity with respect to any such claim.

                    (4) If any provision of this Section 7.1 is deemed to be in violation of law or unenforceable for any reason, the remainder of this Section 7.1 shall remain in full force and effect and shall continue to be binding upon Seller, and the parties agree that the court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the parties as expressed herein and the reasonable business needs and expectations of Buyer in purchasing the Assets.

                          ARTICLE VIII

Indemnification

     8.1       Survival of Representations, Warranties
and Covenants. Each of the representations, warranties and covenants made by Seller and Buyer in this Agreement
(including without limitation the certificates delivered in accordance with Sections 5.1 (a) and 5.2 (a) hereof, insofar as such certificates relate to such representations and warranties) shall survive the Closing for a period of four (4) years after the Closing
Date, on which date they shall terminate. The covenants contained in Articles VI, VII, VIII and IX shall survive after the Closing Date and shall not be subject to any limitation period under this Agreement unless otherwise specified therein. Notwithstanding anything in this Agreement to the contrary, no action for indemnification or otherwise with respect to breach of any representation, warranty or covenant under this Agreement may be brought, and no litigation or arbitration with respect thereto commenced, and the party making such representation, warranty or covenant shall have no obligation with respect thereto, unless written notice thereof shall have been delivered to the party against whom a claim is sought to be made on or before the expiration of the survival period with respect to that representation, warranty or covenant, if any, specified above.

     8.2       Indemnification by Seller and Parent.
Subject to Section 8.1, Seller and Parent hereby jointly and severally indemnify and agree to hold harmless Buyer from any and all liabilities, losses, claims, damages, costs and expenses (including without limitation court costs and reasonable attorneys', consultants' and accountants' fees and other expenses and costs of litigation) (collectively, "Losses") arising out of or resulting from: (a) any breach or inaccuracy of any representation or warranty by Seller or Parent to Buyer contained in this Agreement; (b) any breach or violation of any covenant or agreement by Seller or Parent contained in this Agreement; (c) any product liability claims with respect to any products sold by Seller before the Closing ("Product Liability Claims"), provided, however, any claims arising from warranty, replacement or repair work done by Buyer after Closing shall be the responsibility of Buyer; (d) any liability or obligation incurred by Buyer as a result of the failure of the parties hereto to comply with applicable bulk sales or bulk transfer laws except that Seller and Parent shall have no indemnification obligation with respect to any Assumed Liabilities; (e) Product Warranty
Claims (as hereinafter defined) for products sold and shipped by Seller prior to the date of Closing, provided, however, any claims arising from warranty, replacement or repair work done by Buyer after Closing shall be the responsibility of Buyer; and (f) a violation or non-compliance by Seller with any law regarding the environment or environmental protection prior to the Closing Date. For purposes of this Agreement, "Product Warranty Claims" shall mean the costs and expenses incurred under the warranties such party has extended for products sold by it which costs and expenses shall include manufacturing and engineering labor, materials and appropriate overhead but not including general and administrative costs.

     8.3       Indemnification by Buyer.  Subject to
Section 8.1, Buyer hereby indemnifies and agrees to hold harmless Seller from any and all Losses arising out of or resulting from: (a) any breach or inaccuracy of any representation or warranty by Buyer to Seller contained in this Agreement; (b) any breach or violation of any covenant or agreement by Buyer contained in this Agreement; (c) any product liability claims with respect to any products sold by Buyer after the Closing or arising from warranty, replacement or repair work done by Buyer after Closing; (d) the Assumed Liabilities; and
(e) any and all liabilities and obligations of Buyer related to Buyer's operations of the Product Line arising after the Closing, including without limitation, Product Warranty Claims for products sold and shipped by Buyer after the Closing.

     8.4       Claims.

               (a)  Any party seeking indemnification
(the "Indemnified Party") shall give the party from whom indemnification is requested (the "Indemnifying Party") written notice as promptly as practicable after the Indemnified Party has received notice or knowledge of the matter that has given or could give rise to a right of indemnification under this Agreement. Such notice shall state the amount of Losses, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed.

               (b)  With respect to any Losses arising
from any third party claim (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice as promptly as practicable after receiving notice of any Third Party Claim. The failure of the Indemnified Party to notify the Indemnifying
Party in a timely manner of the claim to which the indemnification set forth in this Section relates shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying
Party is materially prejudiced thereby.  The
Indemnifying Party shall have the right, upon notice to the Indemnified Party within thirty (30) days after the receipt of any such notice, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice; in such case, the Indemnified Party shall be permitted, at its option, to participate in the defense of any such Third Party Claim with counsel of its own choosing and at its own expense.
If the Indemnifying Party does not elect to assume and control the defense of such Third Party Claim, then the Indemnified Party may, at its option, elect to assume and control such defense at the expense of the Indemnifying Party and through counsel of the Indemnified Party's choice. If the Indemnifying Party exercises its right to undertake the defense of any such Third Party Claim as provided above, the Indemnified
Party shall cooperate with the Indemnifying Party and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control as is reasonably requested by the Indemnifying Party. Similarly, if the Indemnified Party is, directly or indirectly, conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and make available to it all such records, materials and information in the Indemnifying Party's possession or under its control relating thereto as is reasonably requested by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party or the Indemnified Party without the written consent, not to be unreasonably withheld, of the other party; provided, however, that if such settlement involves the payment of money only and the Indemnified Party is totally indemnified for such payment and the Indemnified Party refuses to consent thereto, the Indemnifying Party shall cease to be obligated with respect to such Third Party Claim.

               (c)   Exclusivity.  The indemnification
obligations of the parties contained herein are intended to be the exclusive remedy of such parties for all claims arising under or in connection with this Agreement and the transactions contemplated hereby.

     8.5       Limitations on Indemnification.

               (a)  Dollar Limitations. Notwithstanding
anything contained in Section 8.2 to the contrary, Seller and Parent shall be required to indemnify and hold harmless Buyer under this Article VIII only if the aggregate amount of such Losses suffered or incurred by Buyer for all such matters, with the exception of Losses suffered or incurred by Buyer relating to Product
Warranty Claims as discussed below, exceed $20,000, but in the event that $20,000 amount is exceeded Buyer shall be entitled to indemnification with respect to all Losses incurred. Notwithstanding the provisions of
Section 8.2 hereof, Buyer is entitled to immediate and full indemnification for any and all Losses arising from the failure to comply with the bulk sales laws.

                    Product Warranty Limitations.
Notwithstanding Sections 8.2 or 8.5(a), Seller and
Parent shall only be required to indemnify Buyer with respect to Losses relating to Product Warranty Claims to the extent such Losses exceed $20,000. Losses with respect to Product Warranty Claims shall not be considered in determining whether the $20,000 threshold set forth in Section 8.5(a) shall have been exceeded.
In connection with Product Warranty Claims, Buyer shall use its best efforts to mitigate the costs incurred in connection with effectively remedying customer complaints. If Buyer has incurred or reasonably anticipates incurring Losses in excess of $40,000 with respect to any specific contract or order for which Seller is required to indemnify Buyer (a "Large Warranty
Claim"), Buyer shall notify Seller of such Large
Warranty Claim. Within 10 days of such notice, Seller may request that Buyer provide Seller with all information that Seller shall reasonably request with respect to the Large Warranty Claim. Seller shall have 10 days after receipt of such information to notify
Buyer that Seller wishes to assume control of the Large
Warranty Claim at Seller's sole cost and expense. Buyer agrees that it will allow Seller to have reasonable access to the drawings, plans and other technical data with respect to the Large Warranty Claim in the event that Seller assumes control of such claim.

               (c)  Time Limitations.  Notwithstanding
anything contained in this Article VIII, no claim for indemnification under this Article VIII will be effective if not made within four (4) years after the Closing Date.

               (d)  Calculation of Losses.  Losses shall
be calculated according to generally accepted accounting principles, consistently applied. The parties shall make no adjustments for taxes and insurance coverage in determining the amount of Losses for purposes of this
Article VIII.

               (e)  Cap on Indemnification.
Notwithstanding anything contained in Article VIII to the contrary, Seller shall not be required to indemnify and hold harmless Buyer under this Article VIII for any Losses in excess of $4,000,000.

                           ARTICLE IX

Miscellaneous

     9.1       Execution in Counterparts.  This
Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become a binding agreement when one or more counterparts have been signed by and delivered to each party.

     9.2       Confidentiality.  If the transaction
contemplated hereby is not completed, at all times after the Closing, all parties will keep confidential all information obtained by them from any other party to this Agreement, except such information which:

               (a)  Prior to October 1, 2000 was already
in the possession of such party or, with respect to Buyer, is independently developed after such date by any of Buyer's employees without direct or indirect access to the confidential information;

               (b)  Is generally available to the
public, other than as a result of improper disclosure by such party; or

               (c)  Is made available to such party on a
non-confidential basis from a source other than another party to this Agreement, so long as such source shall have lawfully obtained such information.

               Buyer further agrees that such
information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transactions contemplated hereby.
Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that, in such case, unless Seller otherwise agrees, Buyer will, if possible, request confidentiality in respect of such governmental or other filings.

     9.3 Notices. All notices, consents, demands, requests, waivers, appeals and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given:
(a) when received by facsimile or similar device, if subsequently confirmed by a writing sent within twenty-four (24) hours after the giving of such notice; (b) upon receipt if delivered personally; or (c) on the date of receipt, if sent by Federal Express or other national overnight delivery service; and in any case, addressed as follows:

     If to Seller:

               Datron/Transco, Inc.
               200 West Los Angeles Avenue
               Simi Valley, California 93965
               Attn: John DiGioia, President
               Telephone No.: (805) 579-3134
               Facsimile No.: (805) 526-4034

     with a copy via same means to:

               Heller Ehrman White & McAuliffe LLP
               333 Bush Street
               San Francisco, California 94104
               Attn: Timothy G. Hoxie
               Telephone No.: (415) 772-6052
               Facsimile No.: (415) 772-6268

     If to Parent:

               Datron Systems Incorporated
               3030 Enterprise Court
               Vista, CA 92083
               Attn: David A. Derby, President & CEO
               Telephone No.: [to be completed]
               Facsimile No.: [to be completed]

     with a copy via same means to:

               Heller Ehrman White & McAuliffe LLP
               333 Bush Street
               San Francisco, California 94104
               Attn: Timothy G. Hoxie
               Telephone No.: (415) 772-6052
               Facsimile No.: (415) 772-6268

     If to Buyer:

               Nurad Technologies, Inc.
               3310  Carlins Park Drive
               Baltimore, Maryland 21215
               Attn: David V. Gaggin, CEO
               Telephone No.:  (410) 542-1700
               Facsimile No.:   (410) 542-9184

     and

               Atlantic Microwave Corp.
               58 Main Street, Route 117
               Bolton, Massachusetts 01740
               Attn: David V. Gaggin, CEO
               Telephone No.: (978) 779-6963
               Facsimile No.:  (978) 779-2906

     and
               Chelton Ltd.
               Fieldhouse Lane
               Marlow, Buckinghamshire   SL7 1LR
               ENGLAND
               Attn:  Mr. Paul D. Long
               Telephone No.:  011 44 16 284 72072
               Facsimile No.:   011 44 16 284 78450

     with a copy via same means to:

               Jaeckle Fleischmann & Mugel, LLP
               800 Fleet Bank Building
               12 Fountain Plaza
               Buffalo, New York   14202-2292
               Attn:  Joseph P. Kubarek, Esq.
                         Kristen M. Caione, Esq.
               Telephone No.:  (716) 856-0600
               Facsimile No.:   (716) 856-0432

Each party shall give prompt written notice to the other parties of any change of address. No change in any of such addresses shall be effective insofar as such notices, consents, demands, requests, waivers, appeals and other communications are concerned, unless notice of such change shall have been given to the other party hereto as provided in this Section 9.3.

     9.4       Severability.  The terms and provisions
of this Agreement shall be deemed to be severable, and if any provision hereof shall be held invalid or unenforceable by a court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the parties shall use all reasonable efforts to amend this Agreement in order to effect the parties' original intent with respect to such provision, to the extent practicable.

     9.5       Titles and Headings.  The titles and
headings to the Articles, Sections and Table of Contents contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     9.6       Successors and Assigns; No Third Party
Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the executors, guardians, administrators, heirs, legatees, successors and assigns of the parties hereto; provided, however, that no party hereto shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties hereto. No person not a party hereto shall derive any rights hereunder or be construed to be a third party beneficiary hereof.

     9.7 Incorporation of Exhibits. The Exhibits attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full.

     9.8       Entire Agreement; Waivers and Amendments.
This Agreement and the Exhibits attached hereto set forth the entire agreement among the parties hereto with respect to the purchase and sale of the Assets and any related transactions, and no representations or warranties have been made in connection with this Agreement or the subject matter hereof other than those expressly set forth herein or in the Exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, communications, representations, agreements and understandings, whether oral or written, relating to the subject matter of this Agreement. Seller, on the one hand, and Buyer, on the other hand, may by written notice to the other:
(a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any other obligations of the other created under this Agreement;
or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This
Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

     9.9       Announcements.  No press releases,
announcements, or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made to the press, employees, customers, suppliers or any other person without the joint approval of Buyer and Seller which timely approval shall not be unreasonably withheld, except for any public disclosure which either Buyer or Seller in good faith and on advice of their counsel believes is required by law, the rules and regulations of the Securities and Exchange
Commission or the rules and regulations of any stock exchange (including the London Stock Exchange) or
NASDAQ.

     9.10      Governing Law; Jurisdiction.  This
Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions. The parties agree that any legal action relating to this Agreement shall be brought in the courts of the States of New York, California or any United States District
Court sitting in either of the State of New York or the State of California.

     9.11      References.  All references to Section or
Article numbers refer to Section or Article numbers in this Agreement unless otherwise specifically indicated.
The words "hereby," "hereof," "hereunder" and words of similar import, refer to this Agreement as a whole and not to any particular Sections or subdivisions thereof.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

               Buyer:    NURAD TECHNOLOGIES, INC.

               By:       DAVID V. GAGGIN
               Name:     David V. Gaggin
               Title:    Chief Executive Officer

               Seller:   DATRON/TRANSCO, INC.

               By:       JOHN DIGIOIA
               Name:     John DiGioia
               Title:    President

               Parent: DATRON SYSTEMS INCORPORATED

               By:       DAVID A. DERBY
               Name:     David A. Derby
               Title:    Chairman of the Board of Directors,
                          President and CEO